CONSULTING AGREEMENT

Name and Address of Company	Flex Power Generation, Inc. (Ener-Core) 9400 Toledo Way Irvine, CA 92618

Name and Address of	Jim Thorburn
Consultants:	PO Box 222479, Carmel CA 93222
Wayne Karro
1938 Port Trinity Place
Newport Beach, CA 92660
Start Date of Term:	May 8, 2013
End Date of Term:	Phase 1 : Private Placement Funding and Reverse Merger
Consulting Fee:	Upon verbal agreement and confirmation of engagement:

James Thorburn Monthly Fee of $19200 for activities supporting the private placement funding and reverse merger either on location or at home office (preparation work, phone calls, reports, etc.). The May fee is pro-rated to $11,000 James Thorburn expenses for travel to Irvine estimated to be ~ $165 per day.
Wayne Karro Monthly Fee of $16400 based on $100/hr. (discounted rate) for activities supporting the private placement funding and reverse merger either on location or at home office ( (preparation work, phone calls, reports, etc.). Wayne’s prorated fee for May is $15950.

We do not anticipate Wayne will incur any daily expenses. If either consultant travels on company business they will be reimbursed consistent with the company expense policies.

The Company may pay a discretionary incentive bonus of 50% of cumulative fees (excluding expenses) to both consultants upon the closing, as outlined in the escrow agreement or per alternative funding close in excess of $4.0m.

Consultants will provide their own computer equipment and will make use of appropriate office and or conference space at Flex for the duration of the engagement. Consultants will invoice every 2 weeks. Fees and expenses are payable by Company within 7 days of submission of invoice.

Consulting Services:	CFO Services for private placement and reverse merger.
Special Terms:	Consultants agree to provide Company with an invoice that itemizes in reasonable detail the expenses incurred in performing Consulting Services

TERMS AND CONDITIONS

1. ConsultingServices; Term. Commencing on and ending on the dates shown above (the “Term”), Consultant hereby agrees to provide the Consulting Services to Company. Consultants shall perform the Consulting Services in accordance with the standard of care and diligence normally observed in their profession. Either party may terminate this Agreement in its sole and exclusive discretion at any time by giving written notice to the non-terminating party. Upon the expiration or termination of this Agreement: (i) Company will pay (or cause to be paid) all accrued but unpaid Consulting Fees and expense reimbursements as of the date of such expiration or termination; and (ii) this Agreement will terminate except that Sections 3-8 and 10-11 will continue in full force and effect.

2.. Consulting Fees; Expenses. As compensation for the Consulting Services, Company shall pay Consultant the consulting fee shown above (the “Consulting Fee”). Company shall reimburse Consultant for the reasonable out-of-pocket expenses (“Expenses”) incurred by Consultant in connection with performance of the Consulting Services. Each request for reimbursement shall include such invoices and other supporting documentation as appropriate to support the request for reimbursement. Company’s prior consent will be required for those expenses that, in the aggregate, exceed $5000 during any calendar month during the Term.

3. Non-Disclosure. Consultants have signed Flex Energy MNDA.

5. Independent Contractor Status. The relationship of Consultant to Company in performing the Consulting Services shall be that of an independent contractor, and nothing contained in this Agreement shall create or imply a partnership, joint venture, agency or employment relationship between Consultant and Company. Without Company’s written consent, Consultant is not authorized to bind Company or to otherwise make any representation, agreement or commitment on behalf of Company. Company will not withhold any federal, state or local payroll taxes or any state unemployment or similar taxes in respect of the Consulting Services. Consultant will be responsible for the payment of all federal, state or local taxes relating to the Consulting Fees.

6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing, shall be addressed to the receiving party at the address provided above, and shall be deemed to have been duly given on the date of delivery to the party’s indicated address. Either party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

7. Indemnity. Except to the extent caused by the gross negligence, fraud or intentional misconduct of, or the breach of this Agreement by, Consultants’, Company will indemnify and hold Consultant harmless against (i) all claims by third parties (“Claims”) arising from the Consulting Services and (ii) all costs, including reasonable attorneys’ fees, to defend such Claims. Consultant shall give Company immediate written notice of any potential matter that may become a Claim, and Company shall have the right, in its sole discretion, to assume the defense thereof. Consultant shall not settle any Claim without Company’s prior written approval.

8. Work Product. Consultants agree that all Works will be solely for the benefit of Company and will be the sole property of Company receiving the Consulting Services. All Works will be deemed “work for hire.” Company will have all rights in Works, including copyrights. If for any reason some or all of the Works are not deemed “work for hire,” then Consultant hereby irrevocably assigns all of its right, title and interest in such Works to Company, and will upon Company’s request assign such rights as Company may direct. Consultants hereby irrevocably waives all “moral rights” applicable to any of the Works. To the extent that such “moral rights” may not be waived, Consultants agrees and covenants never to bring any claim or action to enforce any such “moral rights.” On or before the last day of the Term, Consultants shall return to Company all documents and files (and copies thereof) and other property of Company or its affiliates that Consultant has in its possession.

9. Certain Representations. Consultants represents and warrants to Company that (i) Consultants, and to Consultants’ knowledge, all of Consultant’s agents and advisers, if any, are persons that Company is permitted to do business with in accordance with applicable laws; (ii) Consultants will not employ or engage any agents or advisers that Company is not permitted to do business with under any applicable law; (iii) this Agreement and the Consulting Services contemplated hereby do not conflict with or violate any contractual, fiduciary or any other obligations that Consultants owes any other person or entity; and (iv) Consultants will comply with all applicable laws in performing the Consulting Services.

10. Company Intellectual Property. Solely for the purpose of providing the Consulting Services, Company hereby grants to Consultants a limited, revocable, non-exclusive, non-transferable, paid up and royalty-free license, without right of sublicense, to use the names, logos, trademarks and service marks of Company (collectively, the “Marks”) for presentations, reports, business cards and other similar uses consistent with the nature of the Consulting Services (each, a “Category of Use”); provided, however, that Consultants must first obtain Company’s approval with respect to each Category of Use before using one or more of the Marks in connection therewith. Unless earlier instructed by Company, Consultants shall cease using the Marks for any reason upon the expiration of the Term.

11. Miscellaneous. This Agreement (i) contains the entire understanding between the parties hereto with respect to the subject matter hereof and entirely supersedes all prior agreements, arrangements and communications regarding such subject matter; (ii) may be amended, waived, changed, or modified only by an agreement in writing signed by both parties; (iii) is entered into by and between sophisticated parties with benefit of counsel, and shall be construed neutrally to effect the intent hereof; (iv) shall be interpreted (and if appropriate, reformed) to the fullest extent possible to permit enforcement hereof; and (v) shall be governed by and interpreted in accordance with the laws of the State of California, excluding laws pertaining to conflicts of law. With respect to any suit, action or proceeding relating to this Agreement, each party hereby irrevocably submits to the jurisdiction of the State and Federal courts located in Orange County, State of California. Venue for any such action shall lie exclusively in the State and Federal courts located in Orange County, State of California. The prevailing party in any action to enforce this Agreement shall be reimbursed all of its costs, including reasonable attorneys’ fees and expenses, incurred in connection with such enforcement. Consultant shall not assign this Agreement, or any right or obligation hereunder, without the express prior written consent of Company. Any such attempted assignment in contravention of this Section shall be null and void. Company may not assign this Agreement or its obligations in whole or in part.

Name: Alain Castro	Jim Thorburn, Consultant

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Date: , 2013	Date: , 2013

Name: Mike Levin	Wayne Karro, Consultant

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